As filed with the Securities and Exchange Commission on September 24, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Mercurity Fintech Holding Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Room 1112-2, Floor 11, No.15 Xinxi Road Haidian District, Beijing, 100086 People’s Republic of China	100086
(Address of Principal Executive Offices)	(Zip Code)

2021 Share Incentive Plan

(Full title of the plan)

COGENCY GLOBAL INC.

122 East 42nd Street, 18th Floor

New York, NY 10168

Phone: +1 212-947-7200

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company Emerging growth company	☐ ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

Copies to:

Hua Zhou Chief Executive Officer Mercurity Fintech Holding Inc. Room 1112-2, Floor 11, No.15 Xinxi Road Haidian District, Beijing 100086 People’s Republic of China Phone: +86 5360-6428	Will H. Cai, Esq. Cooley LLP c/o Suites 3501-3505, 35/F Two Exchange Square 8 Connaught Place Central, Hong Kong +852 3758 1200

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value US$0.00001 per share	395,800,000(3)	0.006986111(3)	2,765,103	301.67
Ordinary shares, par value US$0.00001 per share	4,200,000(4)	0.006986111(4)	29,342	3.20
Total	400,000,000	0.006986111	2,794,444	304.87

(1)	These shares may be represented by the Registrant’s American Depositary Shares, or ADSs, each representing 360 ordinary shares of the Registrant. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-202000).
(2)	Represents ordinary shares issuable upon exercise of options and pursuant to other awards granted under the 2021 Share Incentive Plan (the “2021 Plan”) as well as the ordinary shares reserved for future awards under the Plan. In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares that may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the 2021 Plan. Any ordinary shares covered by an award granted under the 2021 Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of the ordinary shares that may be issued under the 2021 Plan.
(3)	The amount to be registered represents ordinary shares issuable upon the vesting of outstanding restricted share units granted under the 2021 Plan as of the date of this registration statement and the corresponding proposed maximum offering price per share, which is estimated solely for the purpose of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high and low prices for the Registrant’s ADSs as quoted on the Nasdaq Capital Market on September 20, 2021, adjusted for ADS-to-ordinary share ratio.
(4)	These shares represent ordinary shares that are reserved for future award grants under the 2021 Plan. The proposed maximum offering price per share, which is estimated solely for the purpose of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high and low prices for the Registrant’s ADSs as quoted on the Nasdaq Capital Market on September 20, 2021, adjusted for ADS-to-ordinary share ratio.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the 2021 Plan, as specified by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by Mercurity Fintech Holding Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2020 filed with the Commission on April 28, 2021; and

(b)	The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-36896) filed with the Commission on March 26, 2015, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s Fourth Amended and Restated Memorandum and Articles of Association of the Registrant, adopted by its shareholders on December 20, 2018 provide that the Registrant shall indemnify its directors and officers against all actions, costs, charges, losses, damages or expenses incurred or sustained by such persons in their capacity as such, except through their own fraud or dishonesty, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

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Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Index to Exhibits attached hereto.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on September 24, 2021.

Mercurity Fintech Holding Inc.

By:	/s/ Hua Zhou
Name:	Hua Zhou
Title:	Chief Executive Officer

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Hua Zhou and Wei Zhu, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on September 24, 2021.

Signature	Title

/s/ Hua Zhou	Chairperson of the Board of Directors, Chief Executive Officer
Hua Zhou

/s/ Wei Zhu	Co-Chairperson of the Board of Directors, Co-Chief Executive Officer, Acting Chief Financial Officer
Wei Zhu

/s/ Paul L. Gillis	Director
Paul L. Gillis

/s/ Tony C. Luh	Director
Tony C. Luh

/s/ Samuel Yuan-Ching Shen	Director
Samuel Yuan-Ching Shen

/s/ Cong Huang	Director
Cong Huang

/s/ Huahui Deng	Director
Huahui Deng

/s/ Minghao Li	Director
Minghao Li

/s/ Laibin Ding	Director
Laibin Ding

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EXHIBIT INDEX

Exhibit Number	Description

4.1	Fourth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to exhibit 1.1 of the annual report on Form 20-F filed with the SEC on June 12, 2020)

4.2	Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to exhibit 4.2 to the F-1 registration statement (File No. 333-201413) initially filed with the SEC on January 9, 2015)

4.3	Deposit Agreement by and among the Registrant and Citibank, N.A., as Depositary, and the Holders and Beneficial Owners of the American Depositary Shares issued thereunder, dated as of April 13, 2015 (incorporated by reference to exhibit 4.3 to the S-8 registration statement (File No. 333-206466) filed with the SEC on August 19, 2015)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered

10.1*	2021 Share Incentive Plan

23.1*	Consent of Shanghai Perfect C.P.A Partnership

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*        Filed herewith.

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Mercurity Fintech Holding Inc. has signed this registration statement or amendment thereto in New York, New York on September 24, 2021.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.

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